Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934
NSTAR Electric Company
Description of Capital Stock

The following summary of the terms of our Capital Stock is based upon NSTAR Electric’s Amended and Restated Articles of Organization (the “Articles of Organization”) and Amended and Restated Bylaws (the “Bylaws”). The summary is not complete, and is qualified by reference to our Articles of Organization and Bylaws, which are filed as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read the applicable provisions of the NSTAR Electric Articles of Organization and Bylaws for additional information.

Capital Stock

The Capital Stock of NSTAR Electric consists of Cumulative Preferred Stock have a par value of $100 per share, Preference Stock having a par value of $1 per share and Common Stock having a par value of $1 per share.

Cumulative Preferred Stock. Except as provided in the Articles of Organization, and as provided by law, the holders of the Cumulative Preferred Stock shall have no rights to vote, except if dividends are in arrears, if changes to the provisions of the Cumulative Preferred Stock are proposed, if a class ranking prior to or on a parity with the Cumulative Preferred Stock is proposed to be issued, or if a merger is contemplated where NSTAR Electric will not be the surviving corporation. Whenever holders of Cumulative Preferred Stock have the right to vote, each holder of Cumulative Preferred Stock is entitled to one vote on matters submitted to a vote of stockholders, including, if applicable, the election of directors. Whenever a vote of the Cumulative Preferred Stock may be required for any purpose, the shares voting, if of different series, shall be counted irrespective of series and not by different series, except as otherwise provided by law or by the Articles of Organization. Holders of Cumulative Preferred Stock are entitled to receive cumulative dividends when and as declared by the board of directors out of funds legally available for the declaration of dividends. NSTAR Electric shall have the right, at its option and by resolution of the board of directors, to redeem the Cumulative Preferred Stock or any series thereof, as a whole at any time, or in part from time to time, upon payment in cash of the redemption price fixed for the shares of a particular series, together with dividends accrued thereon to the redemption date. In the event of NSTAR Electric’s voluntary or involuntary liquidation, dissolution or winding up, holders of Cumulative Preferred Stock shall be entitled to be paid in cash the distributive amount fixed for the particular series, together in each case with dividends accrued thereon to the date fixed for payment of such distributive amounts before distributions are made to holders of Common Stock or any other stock ranking junior to the Cumulative Preferred Stock.

Preference Stock. All shares of Preference Stock shall be identical except as to the designation thereof and except that there may be variations fixed and determined by the board of directors, to the extent to inconsistent with the provisions of the Articles of Organization relating to the Preference Stock, between different series as to the right of redemption and the price, terms and manner of redemption, special and relative rights as to dividends and liquidation, sinking or purchase fund provisions and conversion rights. Subject to the prior preferential rights of the Cumulative Preferred Stock and any other class of stock ranking prior to the Preference Stock with respect to the payment of dividends, the holders of shares of each series of Preference Stock shall be entitled to receive, when, as and if declared by the board of directors, out of funds legally available for the purpose, cash dividends determined in the manner fixed by the board of directors for such series. In the event of NSTAR Electric’s voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of shares of each series of Preference Stock shall be entitled, before any distribution or payment is made upon any shares of Common Stock or another other stock ranking junior to the Preference Stock, but subject to the prior preferential rights of the Cumulative Preferred Stock and any other stock ranking prior to the Preference Stock, to be paid the amount fixed and determined by the board of directors for such series plus an amount equal to the dividends accrued to the date of payment. Except as provided in the Articles of Organization, and as provided by law, the holders of the Preference Stock shall have no voting power, except if dividends are in arrears. Whenever holders of Preference Stock have the right to vote, each holder of Preference Stock is entitled to one vote on matters submitted to a vote of stockholders including, if applicable, the election of directors. No shares of Preference Stock are currently outstanding.

Common Stock. Each share of the Common Stock shall be equal to every other share thereof in all respects. Except as by law or in the Articles of Organization, holders of the Common Stock shall have the exclusive right to vote for the election of directors and for any other purpose or on any other subject and to be represented at and to receive notice of any meeting of stockholders.